Exhibit 10.5

EXECUTION COPY

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EXTRA SPACE STORAGE LP

This First Amendment to Second Amended and Restated Agreement of Limited Partnership of Extra Space Storage LP, dated September 18, 2008 (this “Amendment”), is entered into by and among ESS Holdings Business Trust I, a Massachusetts business trust (the “General Partner”) and the limited partners listed on Exhibit A hereto (the “Limited Partners”).

WHEREAS, the General Partner and ESS Holdings Business Trust II, a Massachusetts business trust (the “Parent Limited Partner”; and collectively with the General Partner and the Limited Partners, the “Partners”), entered into that certain First Amended and Restated Agreement of Limited Partnership of Extra Space Storage LP dated as of August 17, 2004 (the “Original Agreement”);

WHEREAS, the General Partner and the Parent Limited Partner amended and restated the Original Agreement by entering into that certain Second Amended and Restated Agreement of Limited Partnership of Extra Space Storage LP (the “Partnership Agreement”) dated as of June 25, 2007, in order to admit the Limited Partners into Extra Space Storage LP (the “Partnership”), including the admission of those Limited Partners that hold Series A Preferred Units (as defined in the Partnership Agreement), and to set forth the rights and responsibilities of the Partners and the Partnership;

WHEREAS, the Partners wish to clarify in this Amendment the allocation provisions of the Partnership Agreement to reflect the original economic understanding and agreement among the parties with respect to the treatment of depreciation in allocations of Net Income and Net Loss to Holders of Series A Preferred Units, as set forth herein; and

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby amend the Partnership Agreement as follows:

1.                                       Definitions. Capitalized terms used herein, unless otherwise defined herein, shall have the same meanings as set forth in the Partnership Agreement.

2.                                       Amendments.

a.                                       Article I of the Partnership Agreement is hereby amended to include the following definition in alphabetical order:

“Adjusted Section 704(b) Net Income” means, for any Partnership Year or other applicable period, (i) the Partnership’s Net Income for such Partnership Year or other applicable period as determined under the Code, minus (ii) that portion of the Series A Preferred Priority Return for such Partnership Year or other applicable period that consists of an amount, with respect to each Series A Preferred Unit, equal to 5.00% per annum on the Series A Preferred Stated Value per Series A Preferred Unit, commencing on the date of original issuance of the Series A Preferred Units.”

b.                                      Section 6.2 of the Partnership Agreement is hereby amended by adding a new paragraph D. as follows:

“D.                              Depreciation Adjustments. Notwithstanding anything to the contrary in Section 6.2.A(a)(iv) of this Agreement, for any Partnership year or other applicable period, (a) allocations of Net Income to the Series A Preferred Units with respect to that portion of their Series A Preferred Priority Return consisting of 5.00% per annum on the Series A Preferred Stated Value per Series A Preferred Unit shall be exclusive of Depreciation, and (b) the Series A Preferred Units shall be allocated Depreciation on a proportionate basis with respect to the remaining portion of their Series A Preferred Priority Return consisting of the Series A Preferred Priority Return consisting of the Series A Preferred Return. For purposes of Section 6.2.D.(b) above, Depreciation shall be allocated to the Series A Preferred Units based on a fraction, the numerator of which is that portion of the Series A Preferred Priority Return for a Partnership Year or other applicable period that constitutes the Series A Preferred Return, and the denominator of which is the Adjusted Section 704(b) Net Income for such Partnership Year or other applicable period.”

3.                                       Effective Date. Because this Amendment sets forth the original agreement among the parties and is intended to be only for purposes of clarification, the parties agree that this Amendment shall be effective as of June 25, 2007.

4.                                       Continuing Effect of Partnership Agreement. Except as modified herein, the Partnership Agreement is hereby ratified and confirmed in its entirety and shall remain and continue in full force and effect, provided, however, that to the extent there shall be a conflict between the provisions of the Partnership Agreement and this Amendment, the provisions in this Amendment shall prevail. All references in any document to the Partnership Agreement shall mean the Partnership Agreement, as amended hereby.

5.                                       Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. Facsimile signatures shall be deemed effective execution of this Amendment and may be relied upon as such. In the event facsimile signatures are delivered, originals of such signatures shall be delivered within three (3) business days after execution.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

ESS HOLDINGS BUSINESS TRUST I

By:	/s/ Kent W. Christensen
Name: Kent W. Christensen
Title: Trustee

LIMITED PARTNERS:

ESS HOLDINGS BUSINESS TRUST II

By:	/s/ Kent W. Christensen
Name: Kent W. Christensen
Title: Trustee

EXHIBIT A

LIMITED PARTNERS